Exhibit 99.1
FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED
The consolidated balance sheets of Palm Harbor Homes, Inc., a Florida corporation, and its subsidiaries as of March 26, 2010 and March 27, 2009 and the consolidated statements of operations, shareholders’ equity and cash flows for each of the three years in the period ended March 26, 2010, and the notes related thereto.

Palm Harbor Homes, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share and per share data)

	March 26,	March 27,
	2010	2009
Assets
Cash and cash equivalents	$26,705	$12,374
Restricted cash	16,330	17,771
Investments	16,041	17,175
Trade receivables	18,533	23,458
Consumer loans receivable, net	176,143	191,597
Inventories	60,303	97,144
Assets held for sale	6,538	5,775
Prepaid expenses and other assets	9,909	10,451
Property, plant and equipment, at cost:
Land and improvements	12,713	16,381
Buildings and improvements	38,176	45,985
Machinery and equipment	45,270	55,822
Construction in progress	245	265

	96,404	118,453
Accumulated depreciation	(69,153)	(82,516)

Property, plant and equipment, net	27,251	35,937

Total assets	$357,753	$411,682

Liabilities and Shareholders’ Equity
Accounts payable	$20,713	$18,954
Accrued liabilities	39,987	45,882
Floor plan payable	42,249	49,401
Construction lending line	3,890	3,589
Securitized financings	122,494	140,283
Virgo debt, net	18,518	—
Convertible senior notes, net	50,486	47,940

Total liabilities	298,337	306,049

Commitments and contingencies

Preferred stock, $0.01 par value	—	—
Authorized shares — 2,000,000
Issued and outstanding shares — none
Common stock, $0.01 par value	239	239
Authorized shares — 50,000,000
Issued shares — 23,807,879 at March 26, 2010 and March 27, 2009
Additional paid-in capital	69,919	68,200
Retained earnings	3,389	54,521
Treasury stock — 827,786 at March 26, 2010 and 932,634 at March 27, 2009	(13,949)	(15,717)
Accumulated other comprehensive loss	(182)	(1,610)

Total shareholders’ equity	59,416	105,633

Total liabilities and shareholders’ equity	$357,753	$411,682

See accompanying Notes to Consolidated Financial Statements.

Palm Harbor Homes, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)

	Fiscal Year Ended
	March 26,	March 27,	March 28,
	2010	2009	2008

Net sales	$298,371	$409,274	$555,096
Cost of sales	234,664	312,428	421,371
Selling, general and administrative expenses	100,209	120,402	150,562
Goodwill impairment	—	—	78,506

Loss from operations	(36,502)	(23,556)	(95,343)

Interest expense	(17,533)	(18,265)	(21,853)
Gain on repurchase of convertible senior notes	—	7,723	—
Other income	2,944	2,095	3,625

Loss before income taxes	(51,091)	(32,003)	(113,571)

Income tax (expense) benefit	(41)	8	(8,409)

Net loss	$(51,132)	$(31,995)	$(121,980)

Net loss per common share — basic and diluted	$(2.23)	$(1.40)	$(5.34)

Weighted average common shares outstanding — basic and diluted	22,888	22,856	22,852

See accompanying Notes to Consolidated Financial Statements.

Palm Harbor Homes, Inc. and Subsidiaries
Consolidated Statements of Shareholders’ Equity
(In thousands, except share data)

					Accumulated
			Additional		Other
	Common Stock		Paid-In	Retained	Comprehensive	Treasury Stock
	Shares	Amount	Capital	Earnings	Income (Loss)	Shares	Amount	Total
Balances, March 30, 2007	23,807,879	$239	$68,014	$208,496	$(1,409)	(956,086)	$(15,896)	$259,444
Net loss	—	—	—	(121,980)	—	—	—	(121,980)
Unrealized gain on available-for-sale investments, net of tax	—	—	—	—	398	—	—	398
Amortization of interest rate hedge	—	—	—	—	108	—	—	108

Total comprehensive income (loss)	—	—	—	(121,980)	506	—	—	(121,474)
Terminations	—	—	—	—	—	72	—	—
Share-based compensation	—	—	201	—	—	—	—	201

Balances, March 28, 2008	23,807,879	$239	$68,215	$86,516	$(903)	(956,014)	$(15,896)	$138,171

Net loss	—	—	—	(31,995)	—	—	—	(31,995)
Unrealized loss on available-for-sale investments	—	—	—	—	(803)	—	—	(803)
Amortization of interest rate hedge	—	—	—	—	96	—	—	96

Total comprehensive loss	—	—	—	(31,995)	(707)	—	—	(32,702)
Shares granted for compensation	—	—	(179)	—	—	23,380	179	—
Share-based compensation	—	—	164	—	—	—	—	164

Balances, March 27, 2009	23,807,879	$239	$68,200	$54,521	$(1,610)	(932,634)	$(15,717)	$105,633

Net loss	—	—	—	(51,132)	—	—	—	(51,132)
Unrealized gain on available-for-sale investments	—	—	—	—	1,337	—	—	1,337
Amortization of interest rate hedge	—	—	—	—	91	—	—	91

Total comprehensive income (loss)	—	—	—	(51,132)	1,428	—	—	(49,704)
Warrants	—	—	2,178	—	—	—	—	2,178
Shares granted for compensation			(1,768)			104,848	1,768	—
Share-based compensation	—	—	1,309	—	—	—	—	1,309

Balances, March 26, 2010	23,807,879	$239	$69,919	$3,389	$(182)	(827,786)	$(13,949)	$59,416

See accompanying Notes to Consolidated Financial Statements.

Palm Harbor Homes, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands, except per share data)

	Year Ended
	March 26,	March 27,	March 28,
	2010	2009	2008
Operating Activities
Net loss	$(51,132)	$(31,995)	$(121,980)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	5,647	5,928	8,130
Provision for credit losses	2,942	2,862	3,572
Non-cash interest expense	3,407	2,848	3,199
Deferred income taxes	—	—	8,995
Goodwill impairment	—	—	78,506
Impairment of investment securities	243	508	432
Impairment of property, plant and equipment	—	—	582
Impairment of assets held for sale	290	1,543	—
Impairment of inventories	1,861	—	—
(Gain) loss on disposition of assets	2,682	(1,045)	(623)
(Gain) loss on sale of investments	100	(146)	(359)
Gain on sale of loans	(53)	(1,336)	—
Loss on sale leaseback transaction	—	504	—
Gain on repurchase of convertible senior notes	—	(7,723)	—
Provision for stock-based compensation	1,309	164	201
Proceeds from business interruption insurance	—	—	3,300
Changes in operating assets and liabilities:
Restricted cash	1,441	7,716	17,982
Trade receivables	4,925	7,931	2,362
Consumer loans originated for investment or sale	(36,328)	(32,756)	(78,925)
Principal payments on consumer loans originated	13,109	37,663	36,006
Proceeds from sales of loans	35,784	69,833	—
Inventories	33,598	26,150	15,396
Prepaid expenses and other assets	821	705	9,065
Accounts payable and accrued expenses	(5,006)	(32,089)	(18,677)

Net cash provided by (used in) operating activities	15,640	57,265	(32,836)

Investing Activities
Purchase of minority interest	—	—	(1,800)
Net Disposals (purchases) of property, plant and equipment	898	567	(1,326)
Insurance proceeds received for property, plant and equipment	—	—	3,000
Purchases of investments	(4,648)	(15,165)	(7,258)
Sales of investments	7,338	19,301	7,215

Net cash provided by (used in) investing activities	3,588	4,703	(169)

Financing Activities
Net (payments on) proceeds from floor plan payable	(7,152)	(9,966)	15,764
Net (payments on) proceeds from warehouse revolving debt	—	(42,175)	30,130
Net proceeds from construction lending line	301	3,589	—
Payments to repurchase convertible senior notes	—	(10,577)	—
Net proceeds from sale leaseback transactions	929	6,476	—
Net proceeds from Virgo debt	18,979	—	—
Payments on Virgo debt	(165)	—	—
Payments on securitized financings	(17,789)	(25,147)	(28,975)

Net cash (used in) provided by financing activities	(4,897)	(77,800)	16,919

Net increase (decrease) in cash and cash equivalents	14,331	(15,832)	(16,086)
Cash and cash equivalents at beginning of year	12,374	28,206	44,292

Cash and cash equivalents at end of year	$26,705	$12,374	$28,206

Supplemental disclosures of cash flow information:
Cash paid (received) during the year for:
Interest	$12,922	$14,405	$17,075
Income taxes	$(350)	$49	$(8,752)
Non-cash transactions:
Foreclosed loans	$1,566	$2,048	$1,206
See accompanying Notes to Consolidated Financial Statements.

Palm Harbor Homes, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
1. Summary of Significant Accounting Policies
Principles of consolidation
The consolidated financial statements include the accounts of Palm Harbor Homes, Inc. and its wholly owned subsidiaries (the Company). All significant intercompany transactions and balances have been eliminated in consolidation. Headquartered in Addison, Texas, the Company markets factory-built homes nationwide through vertically integrated operations, encompassing factory-built housing, financing and insurance.
Preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from the estimates and assumptions used by management in preparation of the consolidated financial statements.
General Business Environment
The accompanying financial statements and related disclosures have been prepared on a going concern basis, which contemplates the realization of assets and extinguishment of liabilities in the normal course of business. However, the continued depressed economic environment in fiscal 2011, the subsequent decline in the Company’s cash and cash equivalents, the defaults occurring under the Company’s credit agreements, and the Company’s November 29, 2010 filing of a voluntary petition for relief under chapter 11 of the United States Bankruptcy Code and subsequent bankruptcy-related actions, all discussed further below, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with respect to these conditions involved maximizing the value of the Company’s assets through a court-approved sale, which has since been completed as described below, and subsequent administration of the Company’s bankruptcy estate, including making payments to creditors which is ongoing.
Fiscal 2010 Operations and Management Actions
The prevailing economic uncertainties and depressed housing market continued to challenge the factory-built housing industry and the Company’s business during fiscal 2010. The Company’s revenues for the year are indicative of the constrained demand for factory-built housing products resulting from a more restrictive financing environment and an over-supply of discounted site-built homes. The Company’s fiscal year revenues declined 27.1% over the prior year period and its gross margin decreased to 21.4% from 23.7% a year ago.
In light of the economic environment during fiscal 2010 and the ongoing challenges facing the factory-built housing industry, the Company’s top priority in fiscal 2011 was to manage its liquidity with a tight focus on cash generation and cash preservation in every area of its operations. During fiscal 2010, the Company focused on this priority through the following:
•	The Company reached an agreement with Textron Financial Corporation to amend the terms of its floor plan facility and extend the expiration date until April 2011, and in certain circumstances, further extend through June 2012. The agreement also provided for a gradual step-down of the current total committed amount of $45 million to $25 million between March 2010 and March 2011, favorably adjusted certain financial covenants, and allowed for an increased percentage of eligible inventory to be borrowed subject to the total credit line at the lender’s discretion.
•	Through CountryPlace, the Company closed on a four-year, $20 million secured term loan from entities managed by Virgo Investment Group LLC (“Virgo”). Net proceeds of $19.0 million, after fees, were used for working capital and general corporate purposes.
•	The Company reduced inventories by $36.8 million and receivables by $4.9 million.
•	The Company continued to reduce its overhead costs (selling, general and administrative expenses decreased $20.2 million in fiscal 2010 despite including $4.4 million for restructuring costs).
•	The Company received $1.8 million from the sale to a third party of a portion of Palm Harbor Insurance Agency’s book of business, including rights to future commissions, profit sharing and renewals.
•	The Company completed a sale leaseback transaction totaling $1.0 million in cash for two of its retail properties.
•	CountryPlace was approved to issue Ginnie Mae mortgage-backed securities.
The Company also took additional steps to reduce its manufacturing capacity and distribution channels and realign its operational overhead to meet current and expected demand. During the fourth quarter of fiscal 2010, the Company closed one factory and 23 underperforming sales centers, resulting in the Company having eight factories in operation and a total of 55 sales locations. The Company recorded restructuring charges of approximately $9.2 million during fiscal 2010 in connection with these actions.

Fiscal 2011 Operations, Bankruptcy Filing and Asset Sale
In fiscal 2011, the general U.S. economic downturn, an industry-wide lack of available external financing and an oversupply of competitive site-built homes continued to have a significant adverse effect on the factory-built housing industry overall, and the Company’s factory-built housing operations and cash flows specifically. The Company’s cash and cash equivalents decreased $17.2 million and the Company incurred a $9.3 million loss from operations in the first six months of fiscal 2011. Additionally, as of September 24, 2010, the Company was in default under three provisions of its amended floor plan financing facility with Textron Financial Corporation because the Company failed to reduce its outstanding borrowings under the facility to $32 million, exceeded the maximum permissible loan-to-collateral coverage ratio at September 24, 2010 of 62% by having a ratio of approximately 70%, and sold approximately $4.0 million of homes which funds should have been paid to Textron but were not paid. Subsequently, on November 29, 2010, Palm Harbor Homes, Inc. and five of its domestic subsidiaries, Palm Harbor Manufacturing, L.P., Palm Harbor Albemarle LLC, Palm Harbor Real Estate LLC, Palm Harbor GenPar LLC, and Nationwide Homes, Inc. filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware in Wilmington, case number 10-13850. The Company’s insurance and finance subsidiaries Standard Casualty Company, Standard Insurance Agency, Inc., Palm Harbor Insurance Agency of Texas, Inc. and CountryPlace Acceptance Corporation were not part of the bankruptcy filing, however, such subsidiaries were wholly-owned by entities that were part of the bankruptcy filing.
In connection with the bankruptcy filing, on November 29, 2010, the Company entered into an asset purchase agreement with the entities subject to the bankruptcy (collectively, the “Sellers”) and Palm Harbor Homes, Inc. a Delaware corporation (the “Purchaser”) under which the Purchaser purchased substantially all of the assets and assumed specified liabilities of the Sellers. Additionally, on November 29, 2010, the Company entered into a Senior Secured, Super-Priority Debtor-in-Possession Revolving Credit Agreement (the “DIP Credit Agreement”) among the Company, the entities subject to the bankruptcy, and Fleetwood Homes, Inc., as lender (the “Lender”) and a Security Agreement (the “Security Agreement”) among the Company, the entities subject to the bankruptcy, and the Lender as the secured party, with a Promissory Note (the “Promissory Note”) executed by the Company and its filing subsidiaries in favor of the Lender. Pursuant to the terms of the DIP Credit Agreement, the Security Agreement, and the Promissory Note, the lender agreed to loan up to $50 million (which may increase to $55 million if certain conditions are met), bearing interest at 7% per annum and maturing on the earlier of April 30, 2011 (as amended) or 15 days after entry of a final order from the Bankruptcy Court approving the sale of the Company’s assets. Subsequently, on March 1, 2011, the Purchaser was selected as the successful bidder to purchase substantially all of the Company’s assets, and assume specified liabilities, pursuant to an auction process with a bid of approximately $83.9 million, and on April 25, 2011, pursuant to an Amended and Restated Asset Purchase Agreement dated March 1, 2011, the previously announced and approved sale was completed with an effective date of the transaction of April 23, 2011.
After closing and the receipt of proceeds of the DIP Credit Agreement, in December 2010 all of the Company’s then-current indebtedness to Textron Financial Corporation was repaid. After closing and receipt of the proceeds of the asset sale to the Purchaser, approximately $45.3 million of the $83.9 million purchase price was used to retire amounts outstanding under the DIP Credit Agreement, which was thereafter terminated. Additionally, certain expenses that include title insurance and prorated taxes were paid. Remaining net proceeds from the asset sale are intended to be used by the Company’s bankruptcy estate to satisfy various creditor obligations. The Company estimates that after payments to creditors, there will not be sufficient proceeds to make any distributions to stockholders.
Year End
The Company’s fiscal year ends on the last Friday in March. The Company’s financial services subsidiaries’ fiscal year ends on different dates than the Company’s. CountryPlace’s fiscal year ends on March 31 and Standard Casualty’s (Standard) fiscal year ends on the last day of February.
Revenue recognition
Retail sales of manufactured homes and certain single story modular homes, including shipping charges, are recognized when a down payment is received, the customer enters into a legally binding sales contract, title has transferred and the home is accepted by the customer, delivered and permanently located at the customer’s site. Sales of the Company’s commercial buildings, including shipping charges, are recognized when the customer enters into a legally binding sales contract, title has transferred and the home is substantially complete and accepted by the customer. Additionally, for retail sales of all multi-story modular homes, Nationwide modular homes, and manufactured homes in which the Company serves as the general contractor with respect to virtually all aspects of the sale and construction process, sales are not recognized until after final consumer closing. Transportation costs, unless borne by the retail customer or independent retailer, are included in cost of sales.
Interest income on consumer loans receivable is recognized as net sales on an accrual basis. When CountryPlace determines that a loan held for investment is partially or fully uncollectible, the estimated loss is charged against the allowance for loan losses. Recoveries on losses previously charged to the allowance are credited to the allowance at the time the recovery is collected. For loans held for investment, loan origination fees are deferred and amortized into net sales over the contractual life of the loan using the interest method. For loans held for sale, loan origination fees and gains or losses on sales are recognized upon sale of the loans.

CountryPlace’s policy is to place loans on nonaccrual status when either principal or interest is past due and remains unpaid for 120 days or more. In addition, they place loans on nonaccrual status when there is a clear indication that the borrower has the inability or unwillingness to meet payments as they become due. Payments received on nonaccrual loans are accounted for on a cash basis, first to interest and then to principal. Upon determining that a nonaccrual loan is impaired, interest accrued and the uncollected receivable prior to identification of nonaccrual status is charged to the allowance for loan losses.
Most of the homes sold to independent retailers are financed through standard industry arrangements which include repurchase agreements (see Note 12). The Company extends credit in the normal course of business under normal trade terms and its receivables are subject to normal industry risk.
Premium income from insurance policies is recognized on an as earned basis. Premium amounts collected are amortized into net sales over the life of the policy. Policy acquisition costs are also amortized as cost of sales over the life of the policy.
Cash and cash equivalents
Cash and cash equivalents are all liquid investments with maturities of three months or less when purchased.
Restricted cash
Restricted cash consists of the following (in thousands):

	March 26,	March 27,
	2010	2009

Cash pledged as collateral for outstanding insurance programs and surety bonds	$9,917	$10,358
Cash related to customer deposits held in trust accounts	2,496	3,225
Cash related to CountryPlace customers’ principal and interest payments on the loans that are serviced for third parties	3,917	4,188

	$16,330	$17,771

Consumer loans receivable
Consumer loans receivable consists of manufactured housing loans (held for investment, held for sale or securitized) and construction advances on non-conforming mortgages less allowances for loan losses and deferred financing costs, net of amortization. Loans held for investment and loans securitized are stated at the aggregate remaining unpaid principal balances. Loans held for sale are recorded at the lower of cost or market on an aggregate basis. Interest income is recognized based upon the unpaid principal amount outstanding.
As of March 31, 2010 and March 31, 2009, the Company had $0.6 million and $1.1 million of loans held for sale, respectively. These loans were transferred from loans held for investment to loans held for sale at the lower of cost or estimated fair market value. See Note 4 for more information.
Certain direct loan origination costs for loans held for investment are deferred and amortized over the estimated life of the portfolio and amortized using the effective interest method. Certain direct loan origination costs for loans held for sale are expensed as incurred.
Allowance for loan losses
The allowance for loan losses reflects CountryPlace’s judgment of the probable loss exposure on their loans held for investment portfolio as of the end of the reporting period. CountryPlace’s loan portfolio is comprised of loans related primarily to factory-built Palm Harbor homes. The allowance for loan losses is developed at a portfolio level, as pools of homogeneous loans, and not allocated to specific individual loans or to impaired loans. A range of probable losses is calculated after giving consideration to, among other things, the composition of the loan portfolio, including historical loss experience by static pool, expected probable losses based on industry knowledge of losses for a given range of borrower credit scores, the composition of the portfolio by credit score and seasoning, loan type characteristics, and recent loss experience. CountryPlace then makes a determination of the best estimate within the range of loan losses.
The accrual of interest is discontinued when either principal or interest is more than 120 days past due. In addition, loans are placed on nonaccrual status when there is a clear indication that the borrower has the inability or unwillingness to meet payments as they become due. Payments received on nonaccrual loans are accounted for on a cash basis, first to interest and then to principal. Impaired loans, or portions thereof, are charged off when deemed uncollectible. Upon determining that a nonaccrual loan is impaired, interest accrued prior to identification of nonaccrual status is charged to the allowance for loan losses. As of March 31, 2010, CountryPlace management was not aware of any potential problem loans that would have a material effect on loan delinquency or charge-offs.

The portion of the loan portfolio with payments delinquent sixty-one or more days has decreased to 1.37% at March 31, 2010 from 2.09% at March 31, 2009. Based on prior experience with factory-built home loan performance, CountryPlace management expects the incidence of defaults to increase as loans age for the first three to six years of a portfolio life, and then decrease in later years, under normal economic conditions. The weighted average remaining contractual life of the portfolio increased from 46 months at March 31, 2009 to 57 months at March 31, 2010. The weighted average remaining contractual life for chattel and mortgages was 62 and 42 months, respectively, as of March 31, 2010.
The average unpaid balance of defaulted loans increased in 2010, due primarily to the increase in percentage of mortgage loan defaults. The portion of CountryPlace’s defaulted loans attributable to mortgage loans increased to 31.3% in 2010 from 13.4% in 2009. The average unpaid balance of defaulted mortgage loans was $146,000 in 2010 versus $94,000 in 2009. The average unpaid balance of chattel loans was $67,000 in 2010 versus $58,000 in 2009. During 2010, recovery rates for chattel and mortgage loans were 29.7% and 51.6%, respectively, versus 36.1% and 57.6% respectively in 2009.
House price depreciation, elevated unemployment, and general economic weakness continue to adversely affect the rates of delinquency and default in mortgage loan portfolios. California, Florida, and Arizona have been especially affected. With the exception of a 43.2% concentration of loans receivable in Texas, CountryPlace’s loan portfolio is well diversified across 26 states. Accordingly, CountryPlace’s exposure to isolated local or regional economic downturns is, in normal conditions, offset by more favorable economic conditions in other states. Texas continues to perform better than other states in the current economic downturn and CountryPlace’s loans receivable concentration in Texas has offset the effects of economic weakness in other states. The portion of CountryPlace’s total defaulted loans located in Texas decreased during fiscal 2010 to 37.9% from 52.8% in fiscal 2009. The portion of CountryPlace’s loans receivable located in Texas that were 61 days or more past due at March 31, 2010 was 0.71%, or 0.66% lower than the delinquency rate for the total loans receivable portfolio of 1.37%.The portion of CountryPlace’s total defaulted loans located in Florida increased to 10.5% in 2010 from 0.4% in 2009. Florida loans receivable past due 61 days or more represented 0.08% of total loans receivable at March 31, 2010, down from 0.25% at March 31, 2009. The portion of CountryPlace’s total defaulted loans located in Arizona decreased to 5.2% in 2010 from 8.5% in 2009. The portion of total loans receivable past due 61 days or more located in Arizona at March 31, 2010 increased to 0.20% from 0.14% at March 31, 2009. The portion of defaulted loans located in California in 2010 increased to 9.6% from 2.5% in 2009. However, delinquent accounts in California represent less than 0.1% of the total loans receivable balance at March 31, 2010.
In addition to declining economic growth and increasing levels of unemployment, deteriorating performance of mortgage loans in general has been driven, in large part, by product features (such as adjustable rates, interest-only payments, payment options, etc.) that have a high propensity to induce payment shock or negative equity, and underwriting practices which relied on the expectation of continuous house price appreciation. CountryPlace’s portfolio is comprised entirely of fixed-rate, full-amortizing loans. CountryPlace’s underwriting practices and risk management policies have been based on an assumption that the manufactured home collateral would depreciate, rather than appreciate, in value over the life of the loan. Accordingly, its credit standards are based on both the borrowers’ capacity to repay the loan as scheduled, and the borrowers’ history of satisfying repayment obligations. As a result, CountryPlace management believes the portfolio is less susceptible to defaults due to adjustable interest rate resets and default losses, since house price depreciation has always been considered in determining CountryPlace’s allowance for loan losses.
Allowance for loan losses as of March 31, 2010 was $3.0 million, or approximately 1.6% of the $184.3 million total consumer loans receivable and construction advances balance. The Company believes this allowance is adequate for expected loan losses, considering the geographic and loan-type concentrations of the portfolio, the age and remaining life of the portfolio, expected overall future credit losses, collection history, and recent delinquency experience by geographic area and type of loan collateral.
Transfers of Financial Assets
CountryPlace completed two securitizations of factory-built housing loan receivables both of which were accounted for as financings, which use the portfolio method of accounting in accordance with the guidance in ASC Topic 310 where (1) loan contracts are securitized and accounted for as borrowings; (2) interest income is recorded over the life of the loans using the interest method; (3) the loan contracts receivable and the securitization debt (asset-backed certificates) remain on CountryPlace’s balance sheet; and (4) the related interest margin is reflected in the income statement. The securitizations include provisions for removal of accounts by CountryPlace and other factors that preclude sale accounting of the securitizations under the guidance in ASC Topic 860.
The structure of CountryPlace’s securitizations have no effect on the ultimate amount of profit and cash flow recognized over the life of the loan contracts, except to the extent of surety fees and premiums, trustee fees, backup servicer fees, and securitization issuance costs. However, the structure does affect the timing of cash receipts.
CountryPlace services the loan contracts under pooling and servicing agreements with the securitization trusts. CountryPlace also retains interests in subordinate classes of securitization bonds that provide over-collateralization credit enhancement to senior certificate holders and are subject to risk of loss of interest payments and principal. As is common in securitizations, CountryPlace is also liable for customary representations. The Company guarantees certain aspects of CountryPlace’s performance as the servicer under the 2005-1 securitization pooling and servicing agreement.

Investment Securities
Management determines the appropriate classification of its investment securities at the time of purchase. The Company’s investments include marketable debt and equity securities that are held as available-for-sale. All investments classified as available-for-sale are recorded at fair value with any unrealized gains and losses reported in accumulated other comprehensive income (loss), net of tax if applicable. Realized gains and losses from the sale of securities are determined using the specific identification method.
Management regularly makes an assessment to determine whether a decline in value of an individual security is other-than-temporary. The Company considers the following factors when making its assessment: (1) the Company’s ability and intent to hold the investment to maturity, or a period of time sufficient to allow for a recovery in market value; (2) whether it is probable that the Company will be able to collect the amounts contractually due; and (3) whether any decision has been made to dispose of the investment prior to the balance sheet date. Investments on which there is an unrealized loss that is deemed to be other-than-temporary are written down to fair value with the loss recorded in earnings (losses).
Inventories
Raw materials inventories are valued at the lower of cost (first-in, first-out method) or market. Finished goods are valued at the lower of cost or market, using the specific identification method.
Each quarter the Company assesses the recoverability of its inventory by comparing the carrying amount to its estimated net realizable value. Raw materials consist of home building materials and supplies and turn approximately three times per month. Finished goods consist of homes completed under customer order and homes available for purchase at the Company’s retail sales centers. The Company evaluates the recoverability of its finished homes by comparing its inventory cost to its estimated sales price, less costs to sell. The sales price is estimated by product type (HUD code and modular). During fiscal 2010, the Company impaired approximately $1.9 million of retail finished goods inventories. Management is not aware of any other factors that are reasonably likely to result in valuation adjustments in future periods. These valuations are significantly impacted by estimated average selling prices, average sales rates and product type. The quarterly assessments reflect management’s estimates, which management believes are reasonable. However, based on the general economic conditions, future results could differ materially from management’s judgments and estimates.
Property, plant and equipment
Property, plant and equipment are carried at cost. Depreciation is calculated using the straight-line method over the assets’ estimated useful lives. Leasehold improvements are amortized using the straight-line method over the shorter of the lease period or the improvements’ useful lives. Estimated useful lives for significant classes of assets are as follows: Land Improvements 10-15 years, Buildings and Improvements 3-30 years, and Machinery and Equipment 2-10 years. The Company had depreciation expense of $4.8 million, $5.4 million and $7.1 million in fiscal 2010, 2009 and 2008, respectively. Repairs and maintenance are expensed as incurred.
The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that long-lived assets might be impaired, the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets, and the net book value of the assets exceeds their estimated fair value. In making these determinations, the Company uses certain assumptions, including, but not limited to: (i) estimated future cash flows expected to be generated by the assets, generally evaluated at the regional level, which are based on additional assumptions such as asset utilization, length of service, and estimated salvage values; and (ii) estimated fair value of the assets, which are generally based on third-party appraisals. Given the difficult business environment in fiscal 2010, indicators of impairment exist with respect to approximately $25.0 million of long-lived assets in the factory-built housing segment. However, based upon events, circumstances and information available at March 26, 2010, the Company’s estimates of undiscounted future cash flows related to these long-lived assets in the normal course of business indicate that such amounts would be recoverable. Nonetheless, it is reasonably possible that estimates of undiscounted cash flows could change in the near term and could result in impairment charges necessary to record the assets at fair value. The Company’s estimates of undiscounted future cash flows could change, for example, based upon changes in events, circumstances and information related to the long-lived assets or the factory-built housing segment generally, changes in overall business conditions, or changes resulting from Company realignments responsive to liquidity needs or consumer demand.
The Company recorded no impairment charges in fiscal 2010 and fiscal 2009, and $0.6 million for fiscal 2008 related to assets held and used. The Company recorded approximately $0.3 million and $1.5 million for impairment charges in fiscal 2010 and fiscal 2009, respectively, and none for fiscal 2008 related to its assets held for sale.

Assets held for sale
During fiscal 2008, management committed to sell three manufacturing facilities with a carrying amount of $7.5 million and determined that the plan of sale criteria contained in ASC Topic 360, “Property, Plant and Equipment” had been met. One of the facilities was sold in fiscal 2010. However, as a result of deteriorating market conditions, the other two properties have not been sold and continue to be classified as held for sale. The Company continues to actively market these properties and has reduced the selling prices to respond to the current market conditions. During fiscal 2010, management committed to selling two additional facilities with a carrying amount of $2.3 million.
Impairment losses totaling $0.3 million and $1.5 million in fiscal 2010 and fiscal 2009, respectively, were recorded to adjust the carrying value to estimated fair value less costs to sell, which was determined based on third-party appraisals. The carrying value of the facilities that are held for sale is separately presented in the “Assets Held for Sale” caption in the consolidated balance sheets and is reported under the factory-built housing segment.
Goodwill
Goodwill represents the excess of purchase price over net assets acquired. In accordance with guidance in ASC Topic 350, the Company tests goodwill annually for potential impairment by reporting unit as of the first day of its fourth fiscal quarter or more frequently if an event occurred or circumstances changed that indicated the remaining balance of goodwill may not be recoverable. Due to the difficult market environment and the losses incurred during fiscal 2007 and early 2008, the Company, with the assistance of an independent valuation firm, performed an interim goodwill impairment analysis in fiscal 2008 and concluded that the goodwill relating to its factory-built housing reporting unit was impaired. As a result, during the second quarter of fiscal 2008, the Company recorded a non-cash impairment charge of $78.5 million to fully impair the goodwill related to its factory-built housing segment.
Goodwill totaling $2.2 million at both March 26, 2010 and March 27, 2009 relates to the Company’s minority interest purchase of the remaining 20% of CountryPlace in fiscal 2008 and is included in prepaids and other assets on the Company’s consolidated balance sheets.
Warranties
Products are warranted against manufacturing defects for a period of one year commencing at the time of sale to the retail customer. Estimated costs relating to product warranties are provided at the date of sale.
Income taxes
Deferred tax assets and liabilities are determined based on temporary differences between the financial statement amounts and the tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. To the extent the Company believes it is more likely than not that some portion or all of its deferred tax assets will not be realized prior to expiration, it is required to establish a valuation allowance against that portion of the deferred tax assets. The determination of valuation allowances involves significant management judgments and is based upon the evaluation of both positive and negative evidence, including the Company’s best estimates of anticipated taxable profits in the various jurisdictions with which the deferred tax assets are associated. Changes in events or expectations could result in significant adjustments to the valuation allowances and material changes to the Company’s provision for income taxes.
In fiscal 2008 the Company recognized in income tax expense a valuation allowance of $27.6 million against all of its net deferred tax assets which resulted in the Company recording a net income tax provision of approximately $8.4 million. In fiscal 2009, the Company recorded an additional $17.0 million valuation allowance against its deferred tax assets generated in fiscal 2009 and an income tax benefit of $8,000. In fiscal 2010, the Company recorded an additional $20.2 million valuation allowance against is deferred tax assets generated in fiscal 2010 and income tax expense of $41,000. The income tax expense related to taxes payable in various states the Company does business. If, after future considerations of positive and negative evidence related to the recoverability of its deferred tax assets, the Company determines a lesser allowance is required, it would record a reduction to income tax expense and the valuation allowance in the period of such determination.
Other Income
Other income totals $2.9 million, $2.1 million and $3.6 million in fiscal 2010, 2009 and 2008, respectively. In fiscal 2010, other income consists of $1.8 million received from the sale to a third party of a portion of Palm Harbor Insurance Agency’s book of business, including rights to future commissions, profit sharing and renewals, $0.9 million of income earned from mortgage lending and $0.1 million of interest income earned primarily on cash balances. In fiscal 2009, other income consists of $0.7 million of interest income earned primarily on cash balances, $0.7 million of income earned on a real estate investment and $0.7 million of income earned from mortgage lending. In fiscal 2008, other income consists of $3.0 million of interest income earned primarily on cash balances, $0.4 million of income earned from mortgage lending and $0.3 million of income earned on a real estate investment.
Accumulated other comprehensive income (loss)
Accumulated other comprehensive income (loss) is comprised of unrealized gains and losses on available-for-sale investments and changes in fair value of an interest rate hedge.

New Accounting Pronouncements
The Company adopted new accounting guidance related to its accounting for convertible debt instruments as of March 28, 2009. The adoption impacted the historical accounting of certain senior convertible notes. The Company filed a Current Report on Form 8-K on March 18, 2010 to reflect the retrospective adoption of the new accounting guidance on the fiscal 2009, 2008 and 2007 financial statements.
In accordance with U.S. GAAP, the Company has adopted new fair value measurements guidance as it applies to non-financial assets and liabilities. U.S. GAAP defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measurements. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The guidance was applied in the fourth quarter of 2010, in conjunction with a reclassification of two facilities as held for sale, at which time the net carrying value of the facilities were measured at their fair value less costs to sell. It was determined through third-party appraisals that the fair value of one facility was less than the carrying value, and the Company adjusted the value of the facility to its fair value less cost to sell.
In June 2009, the FASB issued guidance to change financial reporting by enterprises involved with variable interest entities (VIEs). The standard replaces the quantitative-based risks and rewards calculation for determining which enterprise has a controlling financial interest in a VIE with an approach focused on identifying which enterprise has the power to direct the activities of a VIE and the obligation to absorb losses of the entity or the right to receive the entity’s residual returns. This accounting standard is effective for fiscal years beginning after November 15, 2009. The Company has evaluated the impact of the adoption of this pronouncement on its consolidated financial statements and has determined the impact of adoption to be immaterial based on its current structures with VIEs.
In June 2009, the FASB issued guidance to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets. The standard modifies existing guidance by removing the concept of a qualifying special purpose entity (QSPE) and removing the special provisions for guaranteed mortgage securitizations, requiring those securitizations to be treated the same as any other transfer of financial assets. Therefore, formerly qualifying special-purpose entities (as defined under previous accounting standards) and guaranteed mortgage securitizations should be evaluated for consolidation by reporting entities on and after the effective date in accordance with the applicable consolidation guidance. The standard also limits the unit of account eligible for sale accounting, and clarifies the control and legal isolation criteria to qualify for sale accounting. This accounting standard is effective for fiscal years beginning after November 15, 2009. The Company has evaluated the impact of the adoption of this pronouncement on its consolidated financial statements and has determined the impact of adoption to be immaterial as its securitizations and other financial assets transfers as described in Note 6 are currently consolidated.
2. Inventories
Inventories consist of the following (in thousands):

	March 26,	March 27,
	2010	2009

Raw materials	$4,927	$8,198
Work in process	4,085	6,110
Finished goods at factory	1,324	2,934
Finished goods at retail	49,967	79,902

	$60,303	$97,144

Inventories are pledged as collateral with Textron. See Note 5.

3. Investments
The following tables summarize the Company’s available-for-sale investment securities as of March 26, 2010 and March 27, 2009 (in thousands):

	March 26, 2010
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
U.S. Treasury and Government Agencies	$1,724	$69	$—	$1,793
Mortgage-backed securities	5,232	268	(4)	5,496
States and political subdivisions	1,240	17	(7)	1,250
Corporate debt securities	4,455	325	—	4,780
Marketable equity securities	2,674	97	(49)	2,722

Total	$15,325	$776	$(60)	$16,041

	March 27, 2009
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Mortgage-backed securities	$7,119	$274	$(2)	$7,391
States and political subdivisions	991	16	—	1,007
Corporate debt securities	5,612	27	(128)	5,511
Marketable equity securities	4,355	20	(1,109)	3,266

Total	$18,077	$337	$(1,239)	$17,175

The following table shows the gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at March 26, 2010 (in thousands):

	Less than 12 months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
Mortgage backed securities	$485	$(4)	$—	$—	$485	$(4)
State and political subdivisions	533	(7)	—	—	533	(7)
Marketable equity securities	665	(43)	116	(6)	781	(49)

Total	$1,683	$(54)	$116	$(6)	$1,799	$(60)

The following table shows the gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at March 27, 2009 (in thousands):

	Less than 12 months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
Mortgage-backed securities	$509	$(2)	$—	$—	$509	$(2)
Corporate debt securities	3,830	(128)	—	—	3,830	(128)
Marketable equity securities	1,611	(1,109)	—	—	1,611	(1,109)

Total	$5,950	$(1,239)	$—	$—	$5,950	$(1,239)

During fiscal 2010, thirty of the Company’s available-for-sale equity securities with a total carrying value of $0.8 million were determined to be other-than-temporarily impaired and a realized loss of $0.2 million was recorded in the Company’s consolidated statements of operations. During fiscal 2009, fifteen of the Company’s available-for-sale equity securities with a total carrying value of $0.9 million were determined to be other-than-temporarily impaired and a realized loss of $0.5 million was recorded in the Company’s consolidated statements of operations.
The Company’s investments in marketable equity securities consist of investments in common stock of bank trust and insurance companies and public utility companies ($1.4 million of the total fair value and $4,000 of the total unrealized losses) and industrial companies ($1.3 million of the total fair value and $45,000 of the total unrealized losses). The Company has seen increases in the market value of its stock portfolio during fiscal 2010, consistent with improvements seen in the overall stock market. Based on the improvements in the stock market and the Company’s ability and intent to hold the investments for a reasonable period of time sufficient for a forecasted recovery of fair value, the Company does not consider any investment to be other-than-temporarily impaired at March 26, 2010.
The amortized cost and fair value of the Company’s investment securities at March 26, 2010, by contractual maturity, are shown in the table below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Fair
	Cost	Value
Due in less than one year	$973	$1,001
Due after one year through five years	7,413	7,870
Due after five years	4,265	4,448
Marketable equity securities	2,674	2,722

Total investment securities available-for-sale	$15,325	$16,041

Gross gains realized on the sales of investment securities for fiscal years 2010, 2009 and 2008 were approximately $0.5 million, $0.4 million and $0.9 million, respectively. Gross losses were approximately $0.6 million, $0.7 million and $0.3 million for fiscal years 2010, 2009 and 2008, respectively.
4. Consumer loans receivable and allowance for loans losses
Consumer loans receivable, net of allowance for loan losses, consist of the following (in thousands):

	March 31,	March 31,
	2010	2009
Consumer loans receivable held for investment	$179,549	$198,169
Consumer loans receivable held for sale	558	1,148
Construction advances on non-conforming mortgages	4,148	3,638
Deferred financing costs, net	(5,096)	(5,558)
Allowance for loan losses	(3,016)	(5,800)

Consumer loans receivable, net	$176,143	$191,597

The allowance for loan losses and related additions and deductions to the allowance are as follows (in thousands):

	March 31,	March 31,	March 31,
	2010	2009	2008
Allowance for loan losses, beginning of period	$5,800	$8,975	$7,739
Provision for credit losses	2,942	2,862	3,572
Loans charged off, net of recoveries	(5,726)	(4,396)	(2,336)
Reduction of reserve due to loan sale	—	(1,641)	—

Allowance for loan losses, end of period	$3,016	$5,800	$8,975

CountryPlace’s policy is to place loans on nonaccrual status when either principal or interest is past due and remains unpaid for 120 days or more. In addition, they place loans on nonaccrual status when there is a clear indication that the borrower has the inability or unwillingness to meet payments as they become due. Payments received on nonaccrual loans are accounted for on a cash basis, first to interest and then to principal. Upon determining that a nonaccrual loan is impaired, interest accrued and the uncollected receivable prior to identification of nonaccrual status is charged to the allowance for loan losses. At March 31, 2010, CountryPlace’s management was not aware of any potential problem loans that would have a material effect on loan delinquency or charge-offs. Loans are subject to continual review and are given management’s attention whenever a problem situation appears to be developing. The following table sets forth the amounts and categories of CountryPlace’s non-performing loans and assets as of March 31, 2010 and March 31, 2009 (dollars in thousands):

	March 31,	March 31,
	2010	2009
Non-performing loans:
Loans accounted for on a nonaccrual basis (1)	$1,219	$2,574
Accruing loans past due 90 days or more	594	390

Total nonaccrual and 90 days past due loans	1,813	2,964
Percentage of total loans	1.01%	1.49%
Other non-performing assets (2)	1,566	2,048
Troubled debt restructurings	1,268	303

(1)	As of March 31, 2010 CountryPlace identified $2.4 million of loans in nonaccrual status for which foreclosure is probable. Accordingly, the Company reduced the loans receivable balance and the allowance for loan losses by $1.2 million to reflect the difference between the unpaid balance and the estimated fair market value of the related loans receivable. At March 31, 2009 loans in accounted for on a nonaccrual basis were reflected at the unpaid balance of $2.6 million.

(2)	Consists of land and homes acquired through foreclosure, which are carried at the lower of carrying value or fair value less estimated selling expenses.
During fiscal 2010, CountryPlace modified loans to retain borrowers with good payment history. These modifications were considered to represent credit concessions due to borrowers’ loss of income and other repayment matters impacting these borrowers. For the years ended March 31, 2010 and March 31, 2009, CountryPlace modified the payments or rates for approximately $1.6 million and $0.1 million, respectively. These loans are not reflected as non-performing loans but as troubled debt restructurings. As of March 31, 2010, the allowance for loan losses totaled $3.0 million.
Loan contracts secured by collateral that is geographically concentrated could experience higher rates of delinquencies, default and foreclosure losses than loan contracts secured by collateral that is more geographically dispersed. CountryPlace has loan contracts secured by factory-built homes located in the following key states as of March 31, 2010 and March 31, 2009:

	March 31,	March 31,
	2010	2009

Texas	43.2%	42.6%
Arizona	6.3	6.3
Florida	6.6	7.1
California	2.1	2.2
The states of California, Florida and Arizona, and to a lesser degree Texas, have experienced economic weakness resulting from the decline in real estate values. The risks created by these concentrations have been considered by CountryPlace’s management in the determination of the adequacy of the allowance for loan losses. No other states had concentrations in excess of 10% of the principal balance of the consumer loans receivable as of March 31, 2010 or March 31, 2009. Management believes the allowance for loan losses is adequate to cover estimated losses at March 31, 2010.
5. Floor plan payable
The Company has an agreement with Textron Financial Corporation for a floor plan facility. The advance rate for the facility is 90% of manufacturer’s invoice. This facility is used to finance a portion of the new home inventory at the Company’s retail sales centers and is secured by the assets of the Company, excluding CountryPlace assets. During the third quarter of fiscal 2009, Textron announced that they wanted to perform an orderly liquidation of certain of their commercial finance businesses, including their housing inventory finance business.

As of December 25, 2009, the Company was required to reduce the outstanding borrowings under the Textron facility to $40 million by December 31, 2009. However, on December 29, 2009, the Company and Textron agreed to an amendment to delay the requirement to reduce outstanding borrowings to $40 million until January 31, 2010. Additionally, certain other covenant and condition modifications to the agreement were made at the time. On January 27, 2010, Textron and the Company agreed to a further amendment that included, among other things, the following modifications:
•	Extends the maturity date from June 30, 2010 to the earlier of June 30, 2012 or one month prior to the date of the first repurchase option for the holder of the Company’s convertible senior notes;
•	Alters the maximum credit line to $45 million for the fourth quarter of fiscal 2010, $43 million for the first quarter of fiscal 2011, $38 million for the second quarter of fiscal 2011, $32 million for the third quarter of fiscal 2011, $28 million for the fourth quarter of fiscal 2011 and $25 million thereafter;
•	Provides for a maximum loan-to-collateral coverage ratio of 65% through the first quarter of fiscal 2011, 62% for the second quarter of fiscal 2011 and 60% for all quarters thereafter;
•	Allows for an increased percentage of eligible inventory to be borrowed subject to the total credit line at the lender’s discretion;
•	Pledges 100% of the Company’s equity in Standard Casualty Company to Textron; and
•	Alters financial covenants as follows:
•	Maximum quarterly net loss before taxes and restructuring charges — $15 million through the second quarter of fiscal 2011, $10 million for the third and fourth quarters of fiscal 2011 and $1 million of net income for all quarters thereafter;
•	Eliminates the borrowing base requirement in its entirety effective December 29, 2009.
As of March 26, 2010, the Company was required to comply with a minimum inventory turn of not less than 2.75:1, and a maximum quarterly net loss (before taxes and restructuring charges) not to exceed $15 million, as defined by the agreement. The Company was in compliance with these financial covenants as of March 26, 2010 and believes that covenant requirements under the amended Textron facility are achievable for the foreseeable future. However, in light of current market conditions, and because covenant compliance is dependent upon a number of factors, including prevailing economic and financial conditions and other factors beyond the Company’s control, no assurances can be given in this regard. Textron could also declare a loan violation due to a material adverse change, as defined in the agreement. Should a covenant violation occur, the Company would seek a waiver from Textron and consider any other available remedies. However, no assurances can be made that Textron would provide the Company with a waiver or that the Company will otherwise have available remedies and, if a loan violation were to occur and not be waived or remedied in accordance with the terms of the floor plan facility, Textron could declare an event of default and demand that the full amount of the facility be paid in full prior to maturity. Such a demand would result in, among other things, a cross default on the Company’s convertible senior notes described in Note 6.
Additionally, as of March 26, 2010, the Company had a loan-to-collateral coverage ratio of 82% which exceeded the maximum requirement of 65% and resulted in its having an increased percentage of eligible inventory borrowed subject to the total credit line by $8.9 million. While Textron could demand that the entire $8.9 million be repaid immediately, Textron has approved the coverage ratio to be out of formula and in connection with that waiver, reset the total credit line from $43 million to $38 million effective May 18, 2010.
The Company’s liability under this credit facility was $42.2 million as of March 26, 2010.
6. Debt obligations
Debt obligations consist of the following (in thousands):

	March 26,	March 27,
	2010	2009
Convertible senior notes, net	$50,486	$47,940
Securitized financing 2005-1	60,031	68,413
Securitized financing 2007-1	62,463	71,870
Virgo debt, net	18,518	—
Construction lending line	3,890	3,589

	$195,388	$191,812

In fiscal 2005, the Company issued $75.0 million aggregate principal amount of 3.25% Convertible Senior Notes due 2024 (the Notes) in a private, unregistered offering. Interest on the Notes is payable semi-annually in May and November. The Notes are senior, unsecured obligations and rank equal in right of payment to all of the Company’s existing and future unsecured and senior indebtedness. The note holders may require the Company to repurchase all or a portion of their notes for cash on May 15, 2011, May 15, 2014 and May 15, 2019 at a repurchase price equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest, if any. Each $1,000 in principal amount of the Notes is convertible, at the option of the holder, at a conversion price of $25.92, or 38.5803 shares of the Company’s common stock upon the satisfaction of certain conditions and contingencies. For fiscal years 2010, 2009 and 2008, the effect of converting the senior notes to 2.1 million, 2.1 million and 2.9 million shares of common stock, respectively, was anti-dilutive, and was, therefore, not considered in determining diluted earnings per share. During fiscal 2009, the Company repurchased $21.2 million principal amount of the Notes, which had a book value of $18.3 million net of debt discount, for $10.6 million in cash, resulting in a gain of $7.7 million. The Company did not repurchase any Notes during fiscal 2010.

The liability component related to the convertible senior notes is being amortized through May, 2011 and is reflected in the condensed consolidated balance sheets as of March 26, 2010 and March 27, 2009 as follows (in thousands):

	March 26,	March 27,
	2010	2009

Principal amount of the liability component	$53,845	$53,845
Unamortized debt discount	(3,359)	(5,905)

Convertible senior notes, net	$50,486	$47,940

Interest expense for fiscal 2010 and 2009 totaled $4.5 million and $5.0 million, respectively, of which $2.5 million and $2.8 million, respectively, represented amortization of the debt discount at an effective interest rate of 9.11%.
On July 12, 2005, the Company, through its subsidiary CountryPlace, completed its initial securitization (2005-1) for approximately $141.0 million of loans, which was funded by issuing bonds totaling approximately $118.4 million. The bonds were issued in four different classes: Class A-1 totaling $36.3 million with a coupon rate of 4.23%; Class A-2 totaling $27.4 million with a coupon rate of 4.42%; Class A-3 totaling $27.3 million with a coupon rate of 4.80%; and Class A-4 totaling $27.4 million with a coupon rate of 5.20%. Maturity of the bonds is at varying dates beginning in 2006 through 2015 and were issued with an expected weighted average maturity of 4.66 years. The proceeds from the securitization were used to repay approximately $115.7 million of borrowings on the Company’s warehouse revolving debt with the remaining proceeds being used for general corporate purposes, including future origination of new loans. For accounting purposes, this transaction was structured as a securitized borrowing. CountryPlace’s servicing obligation under this securitized financing is guaranteed by the Company.
On March 22, 2007, the Company, through its subsidiary CountryPlace, completed its second securitization (2007-1) for approximately $116.5 million of loans, which was funded by issuing bonds totaling approximately $101.9 million. The bonds were issued in four classes: Class A-1 totaling $28.9 million with a coupon rate of 5.484%; Class A-2 totaling $23.4 million with a coupon rate of 5.232%; Class A-3 totaling $24.5 million with a coupon rate of 5.593%; and Class A-4 totaling $25.1 million with a coupon rate of 5.846%. Maturity of the bonds is at varying dates beginning in 2008 through 2017 and were issued with an expected weighted average maturity of 4.86 years. The proceeds from the securitization were used to repay approximately $97.1 million of borrowings on the Company’s warehouse revolving debt with the remaining proceeds being used for general corporate purposes, including future origination of new loans. For accounting purposes, this transaction was also structured as a securitized borrowing.
Upon completion of the 2007-1 securitization, CountryPlace extinguished its interest rate swap agreement on its variable rate debt which was used to hedge against an increase in variable interest rates. Upon extinguishment of the hedge, CountryPlace recorded a loss of $1.0 million, net of tax, for the change in fair value to other comprehensive income (loss), which is amortized to interest expense over the life of the loans.
On January 29, 2010, the Company, through its subsidiary CountryPlace, entered into an agreement for a $20 million secured term loan from entities managed by Virgo Investment Group LLC. The agreement provides an option for CountryPlace to exercise a subsequent commitment to borrow an additional $5.0 million, which expires on August 1, 2010. Currently, the Company does not expect CountryPlace to exercise the secondary commitment. The facility has a maturity date of January 29, 2014 and bears interest at an annual rate of the Eurodollar Rate plus 12%. The Eurodollar Rate cannot be less than 3.0% nor greater than 4.5%. The proceeds will be used by CountryPlace to repay the intercompany indebtedness to the Company and the Company expects to use the proceeds for working capital and general corporate purposes.
The agreement also contains financial covenants that CountryPlace must comply with. CountryPlace shall not incur capital expenditures exceeding $300K in any fiscal year; and the maximum amount of the Virgo loan divided by the value of the collateral securing the loan shall not exceed the ratios below for more than three consecutive months during the applicable periods:

Time Period	Maximum Loan-to-Value Ratio
Twelve Months Ended 2/1/2011	0.36:1
Twelve Months Ended 2/1/2012	0.35:1
Twelve Months Ended 2/1/2013	0.34:1
Twelve Months Ended 2/1/2014	0.33:1
For the year ended March 31, 2010, CountryPlace was in compliance with the financial covenants with a loan-to-value ratio of 0.34:1.

As a precedent to Virgo making the loan, the parties also agreed to create a special purpose vehicle (SPV) to hold certain mortgage loans as collateral. Under the agreement, CountryPlace transferred its right, title, and interest to certain manufactured housing installment sales contracts and mortgages, along with certain related property, to a newly created subsidiary, CountryPlace Mortgage Holdings, LLC (“Mortgage SPV”). The transferred sales contracts and mortgages consist of $39.4 million of the overcollateralization on the 2005-1 and 2007-1 securitizations (Class X and R certificates), and $19.8 million of certain other mortgage loans held for investment that were not previously securitized.
The Mortgage SPV is consolidated on the Company’s financial statements as CountryPlace will continue to service the mortgage loans and collect the related service fee and residual income even after the termination of the loan facility, is obligated to repurchase or substitute contracts that materially adversely affect the Mortgage SPV’s interest, and will be solely liable for losses incurred by the Mortgage SPV.
As partial consideration for the loan with Virgo, the Company issued warrants to purchase up to an aggregate of 1,296,634 shares of the Company’s common stock at a purchase price of $2.1594 per share. These warrants contain an anti-dilution provision that prevents the warrant holder’s fully-diluted percentage interest in the Company from being diluted in the event that any convertible securities of the Company are converted into other securities of the Company. The warrants also contain an anti-dilution provision that prevents the warrant holder from having its percentage ownership in the Company diminished by more than 10% in the event that the Company issues additional securities, subject to certain exceptions. These anti-dilution provisions expire four years after the issuance of the warrants.
On April 27, 2009, the Company issued warrants to each of Capital Southwest Venture Corporation, Sally Posey and the Estate of Lee Posey (collectively, the lenders) to purchase up to an aggregate of 429,939 shares of common stock of the Company at a price of $3.14 per share, which was the closing price of the Company’s common stock on April 24, 2009. The Black-Scholes-Merton method was used to value the warrants, which resulted in the Company recording $0.8 million in non-cash interest expense in the first quarter of fiscal 2010. The warrants were granted in connection with a loan made by the lenders to the Company of an aggregate of $4.5 million pursuant to senior subordinated secured promissory notes between the Company and each of the lenders (collectively, the Promissory Notes). The proceeds were used for working capital purposes. The Promissory Notes were repaid in full on June 29, 2009. The warrants, which expire on April 24, 2019, contain anti-dilution provisions and other customary provisions. The Promissory Notes bore interest at the rate of LIBOR plus 2.0% and were secured by 150,000 shares of Standard’s common stock, which was later released upon repayment of the Promissory Notes.
Scheduled maturities of the Company’s debt obligations consist of the following (in thousands):

Fiscal Year	Amount
2011	$19,155
2012	14,150
2013	12,071
2014	23,570
2015	7,921
7. Accrued liabilities
Accrued liabilities consist of the following (in thousands):

	March 26,	March 27,
	2010	2009

Salaries, wages and benefits	$9,163	$10,949
Accrued expenses on homes sold	3,434	3,693
Customer deposits	7,974	6,060
Deferred revenue	3,017	5,108
Warranty	1,593	2,972
Sales incentives	1,428	2,322
Insurance reserves	3,010	3,008
Taxes	2,918	3,061
Other	7,450	8,709

	$39,987	$45,882

8. Income taxes
Deferred tax assets and liabilities are determined based on temporary differences between the financial statement amounts and the tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. To the extent the Company believes it is more likely than not that some portion or all of its deferred tax assets will not be realized prior to expiration, it is required to establish a valuation allowance against that portion of the deferred tax assets. The determination of valuation allowances involves significant management judgments and is based upon the evaluation of both positive and negative evidence, including the Company’s best estimates of anticipated taxable profits in the various jurisdictions with which the deferred tax assets are associated. Changes in events or expectations could result in significant adjustments to the valuation allowances and material changes to the Company’s provision for income taxes.

In fiscal 2008, the Company recognized in income tax expense a valuation allowance of $27.6 million against all of its net deferred tax assets which resulted in the Company recording a net income tax provision of approximately $8.4 million. In fiscal 2009, the Company recorded an additional $17.0 million valuation allowance against its deferred tax assets generated in fiscal 2009 and an income tax benefit of $8,000. In fiscal 2010, the Company recorded an additional $20.2 million valuation allowance against its deferred tax assets generated in fiscal 2010 and income tax expense of $41,000. The income tax expense related to taxes payable in various states the Company does business. If, after future considerations of positive and negative evidence related to the recoverability of its deferred tax assets, the Company determines a lesser allowance is required, it would record a reduction to income tax expense and the valuation allowance in the period of such determination.
Income tax benefit (expense) for fiscal years 2010, 2009 and 2008 is as follows (in thousands):

	March 26,	March 27,	March 28,
	2010	2009	2008
Current
Federal	$—	$—	$—
State	(281)	(70)	(1,095)

Deferred	240	78	(7,314)

Total income tax benefit (expense)	$(41)	$8	$(8,409)

Significant components of deferred tax assets and liabilities are as follows (in thousands):

	March 26,	March 27,
	2010	2009
Deferred tax assets
Accrued liabilities	$3,164	$3,887
Inventory	1,941	1,567
Property and equipment	2,777	7,182
State net operating loss carryforward	11,488	8,800
Federal net operating loss carryforward	46,547	22,476
Other	2,651	2,774

Gross deferred tax assets	$68,568	$46,686
Valuation allowance	(64,805)	(44,637)

Total deferred tax assets	3,763	2,049

Deferred tax liabilities
Other	(3,763)	(2,049)

Total deferred tax liabilities	(3,763)	(2,049)
Net deferred income tax assets	$—	$—

As of March 26, 2010, the Company has federal net operating loss carryforwards of approximately $133.0 million available to offset future federal income tax and which expire between 2027 and 2030. In addition, the Company has state net operating loss carryforwards of approximately $180.8 million available to offset future state income tax and which expire between 2010 and 2029.

The effective income tax rate on pretax earnings differed from the U.S. federal statutory rate for the following reasons (in thousands):

	March 26,	March 27,	March 28,
	2010	2009	2008

Tax at statutory rate	$17,882	$11,201	$39,750
(Increases) decreases:
Goodwill impairment	—	—	(21,909)
Valuation allowance	(17,499)	(11,099)	(26,740)
State taxes — net of federal tax benefit	(282)	(71)	729
Tax exempt interest	10	84	103
Other	(152)	(107)	(342)

Income tax benefit (expense)	(41)	8	(8,409)
Effective tax rate	(0.08)%	0.03%	(7.40)%

9. Shareholders’ equity
The Board of Directors may, without further action by the Company’s shareholders, from time to time, authorize the issuance of shares of preferred stock in series and may, at the time of issuance, determine the powers, rights, preferences and limitations, including the dividend rate, conversion rights, voting rights, redemption price and liquidation preference, and the number of shares to be included in any such series. Any preferred stock so issued may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. In addition, any such shares of preferred stock may have class or series voting rights.
10. Employee plan
The Company sponsors an employee savings plan (the “401k Plan”) that is intended to provide participating employees with additional income upon retirement. Employees may contribute between 1% and 18% of eligible compensation to the 401k Plan. Effective January 1, 2010, the Company discontinued its 25% match of the first 6% deferred by employees. Employees are immediately eligible to participate and employer contributions, which begin one year after employment, are vested at the rate of 20% per year and are fully vested after five years of employment. Contribution expense was $0.4 million, $0.8 million and $1.0 million in fiscal years 2010, 2009 and 2008, respectively.
11. Stock Incentive Plan
Effective July 22, 2009, the Palm Harbor Homes, Inc. 2009 Stock Incentive Plan (the “Plan”) was adopted. The Plan allows for the issuance of up to 1,844,000 shares of common stock to the Company’s employees and outside directors in the form of non-statutory stock options, incentive stock options and restricted stock awards. During the second quarter of fiscal 2010, the Company granted options for 1,217,040 shares at an exercise price equal to the market price of the Company’s common stock as of the date of grant or $3.02 per share. Such options have a 10 year term and vest over five years of service. Certain option and share awards provide for accelerated vesting if there is a change in control (as defined in the Plan).
The fair value of each option award is estimated on the date of grant using a Black-Scholes-Merton option valuation model that assumed an expected volatility of 65%, an expected term of 6.5 years, zero dividend payments, and a risk-free rate of 3%.
Expected volatilities are based on historical, implied, and expected volatilities from the Company and other comparable entities. The expected term of options granted is derived from the simplified method given the Company has not historically granted stock options. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.
The grant-date fair value of options granted during the second quarter was $1.81 per share. As of March 26, 2010, there was approximately $2.0 million of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over 5 years. The outstanding stock options were not included in the calculation of dilutive EPS because to do so would be anti-dilutive.

12. Commitments and contingencies
Future minimum lease payments for all noncancelable operating leases having a remaining term in excess of one year at March 26, 2010, are as follows (in thousands):

Fiscal Year	Amount
2011	$4,233
2012	2,537
2013	2,170
2014	1,762
2015	935
2016 and thereafter	3,528
Rent expense (net of sublease income) was $8.0 million, $8.1 million and $9.8 million for fiscal years 2010, 2009 and 2008, respectively.
The Company is contingently liable under the terms of repurchase agreements covering independent dealers’, builders’ and developers’ floor plan financing. Under such agreements, the Company agrees to repurchase homes at declining prices over the term of the agreement, generally 12 to 18 months. At March 26, 2010, the Company estimates that its potential obligations under all repurchase agreements were approximately $3.0 million. However, it is management’s opinion that no material loss will occur from the repurchase agreements. During fiscal years 2010, 2009 and 2008, the Company did not incur any significant losses under these repurchase agreements.
The Company is subject to various legal proceedings and claims that arise in the ordinary course of business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position or results of operations of the Company.
13. Sale-leaseback transactions
During the fourth quarter of fiscal 2010, the Company completed a sale leaseback transaction where it sold two retail sales center properties for $0.9 million in cash. The transaction resulted in a $0.3 million gain which will be amortized over the term of the lease. Concurrent with the sale, the Company leased the properties back for a period of ten years at an aggregate rental of $0.1 million plus escalation under certain circumstances. The lease is renewable at the Company’s option for an additional five years.
During the fourth quarter of fiscal 2009, the Company completed two sale leaseback transactions (one transaction was with two members of senior management of the Company who are related parties) where it sold in total 13 retail sales center properties for $6.5 million in cash. One transaction (the related party transaction) resulted in a $0.7 million gain which will be amortized over the term of the lease and the other transaction resulted in a $0.5 million loss which was recorded in selling, general and administrative expenses in the Company’s consolidated statement of operations. Concurrent with the sale, the Company leased the properties back for a period of ten years at an aggregate annual rental of $0.6 million plus escalation under certain circumstances. The lease is renewable at the Company’s option for an additional five years.
The Company does not have continuing involvement in the properties other than through a normal leaseback. The future minimum lease payments under the terms of the related lease agreements are disclosed in Note 12.
14. Losses from natural disaster
During the third quarter of fiscal 2007, the Company’s Burleson, Texas manufacturing facility was destroyed by fire. The Company had business interruption and general liability insurance that covered the losses. During fiscal 2007, the Company received $2.0 million in recoveries and recorded $2.5 million in losses. During fiscal 2008, the Company received recoveries totaling $4.3 million and recorded $0.5 million in losses. Final settlement of the claim occurred in fiscal 2008 resulting in a gain of $3.3 million which is included as a reduction of cost of sales in the consolidated statements of operations.
15. Restructuring charges
In order to more effectively align its manufacturing capacity and distribution channels with current and expected regional demand, the Company closed its Albemarle, North Carolina manufacturing facility and 23 under-performing retail sales centers during the fourth quarter of fiscal 2010. In connection with these actions, the Company recorded restructuring charges totaling $9.2 million. Of this $9.2 million, approximately $4.8 million was recorded in cost of sales and primarily related to the quick selling of retail inventories at reduced margins at the locations that were closing and $4.4 million was recorded in selling, general and administrative expenses and primarily related to sales centers and plants closing costs as well as expenses for legal and financial consultants. No significant additional charges are expected to be incurred in connection with this restructuring.

During the fourth quarter of fiscal 2008, the Company closed its Sabina, Ohio, Casa Grande, Arizona and one of its Plant City, Florida manufacturing facilities as well as 18 under-performing retail sales centers. The Company recorded restructuring charges totaling $8.3 million primarily related to facility closure costs. Of this $8.3 million, approximately $2.9 million is included in cost of sales and $5.4 million is included in selling, general and administrative expenses on the Company’s statement of operations.
Also, as part of these restructurings, the Company listed two of its manufacturing facilities for sale in fiscal 2010 and three of its manufacturing facilities for sale in fiscal 2008. The Company sold one of these facilities in the first quarter of fiscal 2010 and continues to try to sell the other four. The carrying value of these facilities is included in assets held for sale on the consolidated balance sheets.
16. Fair value of financial instruments
The book value and estimated fair value of the Company’s financial instruments are as follows (dollars in thousands):

	March 26, 2010		March 27, 2009
	Book	Estimated Fair	Book	Estimated Fair
	Value	Value	Value	Value
Cash and cash equivalents (1)	$26,705	$26,705	$12,374	$12,374
Restricted cash (1)	16,330	16,330	17,771	17,771
Investments (2)	16,041	16,041	17,175	17,175
Consumer loans receivables (3)	180,107	175,934	199,317	193,029
Floor plan payable (1)	42,249	42,249	49,401	49,401
Construction lending line (1)	3,890	3,890	3,589	3,589
Convertible senior notes (2)	50,486	36,076	47,940	13,461
Securitized financings (4)	122,494	120,019	140,283	108,972
Virgo debt (5)	18,518	18,213	—	—

(1)	The fair value approximates book value due to the instruments’ short term maturity.

(2)	The fair value is based on market prices.

(3)	Includes consumer loans receivable held for investment and held for sale. The fair value of the loans held for investment is based on the discounted value of the remaining principal and interest cash flows. The fair value of the loans held for sale approximates book value since the sales price of these loans is known as of March 31, 2010.

(4)	For fiscal 2009, the fair value is estimated using quoted market prices for similar securities, and for fiscal 2010, fair value is estimated using recent asset backed and commercial real estate securities.

(5)	The fair value is estimated based on the remaining cash flows discounted at the implied yield when the transaction was closed.
In accordance with guidance in ASC Topic 820, fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC Topic 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:
Level 1 — Quoted prices in active markets for identical assets or liabilities.
Level 2 — Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. (The Company had no level 3 securities at the end of 2010 or during the year then ended).
The Company utilizes the market approach to measure fair value for its financial assets and liabilities. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

Assets measured at fair value on a recurring basis are summarized below (in thousands):

	As of March 26, 2010
	Total	Level 1	Level 2	Level 3

Securities issued by the U.S. Treasury and Government Agencies (1)	$1,793	$—	$1,793	$—
Mortgage-backed securities (1)	5,496	—	5,496	—
Securities issued by states and political subdivisions (1)	1,249	—	1,249	—
Corporate debt securities (1)	4,780	—	4,780	—
Marketable equity securities (1)	2,722	2,722	—	—
Other non-performing assets (2)	1,566	—	1,566	—

(1)	Unrealized gains or losses on investments are recorded in accumulated other comprehensive loss at each measurement date.

(2)	Consists of land and homes acquired through foreclosure.
Assets measured at fair value on a non-recurring basis are summarized below (in thousands):

	As of March 26, 2010				Total Gains
	Total	Level 1	Level 2	Level 3	(Losses)

Long-lived assets held for sale (1)	$651	$—	$651	$—	$(290)

(1)	Long-lived assets held for sale with a carrying amount of $0.9 million were written down to their fair value of $0.7 million, resulting in a loss of $0.3 million, which was included in operating results for the period.

17. Business segment information
The Company operates principally in two segments: 1) factory-built housing, which includes manufactured housing, modular housing and retail operations and 2) financial services, which includes finance and insurance. The following table details net sales, income (loss) from operations, identifiable assets, depreciation and amortization expense and capital expenditures by segment for fiscal 2010, 2009 and 2008 (in thousands):

	Year Ended
	March 26,	March 27,	March 28,
	2010	2009	2008
Net Sales
Factory-built housing	$262,432	$371,265	$511,577
Financial services	35,939	38,009	43,519

	$298,371	$409,274	$555,096

Net Sales for financial services consists of:
Insurance	15,961	$15,606	$17,180
Finance	19,978	22,403	26,339

	$35,939	$38,009	$43,519

Income (loss) from operations
Factory-built housing	$(31,005)	$(24,171)	$(95,089	)(1)
Financial services	16,321	17,753	21,638
General corporate expenses	(21,818)	(17,138)	(21,892)

	$(36,502)	$(23,556)	$(95,343)

Interest expense	$(17,533)	$(18,265)	$(21,853)
Gain on repurchase of convertible senior notes	—	7,723	—
Other income	2,944	2,095	3,625

Loss before income taxes	$(51,091)	$(32,003)	$(113,571)

Identifiable assets
Factory-built housing	$81,141	$125,333	$159,383
Financial services	270,221	255,623	317,239
Other	6,391	30,726	88,278

	$357,753	$411,682	$564,900

Depreciation and amortization
Factory-built housing	$4,071	$4,841	$6,433
Financial services	543	280	804
Other	1,033	807	893

	$5,647	$5,928	$8,130

Capital expenditures, net of proceeds from disposition
Factory-built housing	$(963)	$(651)	$1,203
Financial services	65	84	123

	$(898)	$(567)	$1,326

(1)	Includes $78.5 million of goodwill impairment charges.

18. Acquisition
On February 15, 2008, the Company entered into an agreement with CountryPlace’s minority interest holders (related parties to the Company) in which the Company purchased the remaining 20% of CountryPlace. In accordance with the agreement, the Company paid the minority interest holders $1.8 million on February 15 and issued a promissory note to pay $1.8 million plus interest (LIBOR plus 1.25%) on June 30, 2008 in exchange for 500,000 shares of CountryPlace Common Stock, $1 par value. Additionally, as an inducement to each minority interest holder to remain in his management capacity with CountryPlace, the Company issued to each minority interest holder who was in the employ of CountryPlace on February 10, 2010, 52,424 shares of the Company’s Common Stock. The minority interest acquisition was accounted for using purchase accounting and resulted in goodwill of $2.2 million. The common stock transaction will be recorded as compensation expense over the service period and is included in selling, general and administrative expenses on the Company’s consolidated statements of operations.
19. Accrued product warranty obligations
The Company provides the retail homebuyer a one-year limited warranty covering defects in material or workmanship in home structure, plumbing and electrical systems. The amount of warranty reserves recorded are estimated future warranty costs relating to homes sold, based upon the Company’s assessment of historical experience factors, such as actual number of warranty calls and the average cost per warranty call.
Accrued product warranty obligations are classified as accrued liabilities in the consolidated balance sheets. The following table summarizes the accrued product warranty obligations at March 26, 2010, March 27, 2009 and March 28, 2008 (in thousands).

	Year Ended
	March 26,	March 27,	March 28,
	2010	2009	2008

Accrued warranty balance, beginning of period	$2,972	$5,425	$5,922
Net warranty expense provided	4,994	7,736	20,178
Cash warranty payments	(6,373)	(10,189)	(20,675)

Accrued warranty balance, end of period	$1,593	$2,972	$5,425

20. Related party transactions
During the fourth quarter of fiscal 2009, the Company completed a sale leaseback transaction with a partnership which included two members of senior management of the Company. See note 13 for further details of the transaction.
On April 27, 2009, the Company issued warrants to each of Capital Southwest Corporation, Sally Posey and the Estate of Lee Posey, all of which are related parties to the Company. The warrants were granted in connection with a loan made by these related parties to the Company. See Note 6 for further details of the transaction.
The Company did not have any other significant related party transactions in fiscal 2010, 2009 or 2008.

21. Quarterly financial data (unaudited)
The following table sets forth certain unaudited quarterly financial information for the fiscal years 2010 and 2009.

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter (1)	Total
	(in thousands, except per share data)
Fiscal Year Ended March 26, 2010
Net sales	$82,421	$74,797	$71,802	$69,351	$298,371
Gross profit	19,324	18,013	16,821	9,549	63,707
Loss from operations	(5,054)	(6,644)	(7,298)	(17,506)	(36,502)
Net loss	(9,978)	(10,396)	(9,178)	(21,580)	(51,132)
Loss per share — basic and diluted	$(0.44)	$(0.45)	$(0.40)	$(0.94)	$(2.23)

Fiscal Year Ended March 27, 2009
Net sales	$130,021	$110,716	$89,642	$78,895	$409,274
Gross profit	31,957	26,635	19,045	19,209	96,846
Income (loss) from operations	778	(4,449)	(10,278)	(9,607)	(23,556)
Net loss	(541)	(7,805)	(13,735)	(9,914)	(31,995)
Loss per share — basic and diluted	$(0.02)	$(0.34)	$(0.60)	$(0.43)	$(1.40)

(1)	Includes restructuring charges totaling $9.2 million in the fourth quarter of fiscal 2010 and $8.3 million in the fourth quarter of fiscal 2009. Of the $9.2 million in fiscal 2010, approximately $4.8 million was recorded as a reduction in gross profit and $4.4 million was recorded in selling, general and administrative expenses. Of the $8.3 million in fiscal 2009, $2.9 million was recorded as a reduction in gross profit and $5.4 million was recorded in selling, general and administrative expenses.